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                                                                    EXHIBIT 10.3


                       NASTECH PHARMACEUTICAL COMPANY INC.
                            2004 STOCK INCENTIVE PLAN

                     INCENTIVE STOCK OPTION GRANT AGREEMENT

      This Grant Agreement (the "Agreement") is entered into as of January 1, 2006 by and between Nastech Pharmaceutical Company Inc. (the "Corporation"), a Delaware Corporation, and Philip C. Ranker ("Grantee").

                                    ARTICLE 1
                                 GRANT OF OPTION

      Section 1.1 Grant of Options. Subject to the provisions of the Agreement, and pursuant to the provisions of the Nastech Pharmaceutical Company Inc. 2004 Stock Incentive Plan (the "Plan"), Corporation hereby grants to Grantee, as of the Grant Date specified in Attachment A, an Incentive Stock Option (the "Option") to purchase all or any part of the number and class of shares of Common Stock set forth on Attachment A at the exercise price per share ("Option Price") set forth on Attachment A. It is intended that the entire Option qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and to the extent that all or any portion of the Option does not so qualify, the Option shall be treated as a non-qualified stock option.

      Section 1.2 Term of Options. Unless the Option granted pursuant to Section
1.1 terminates earlier pursuant to other provisions of the Agreement, including the expiration date specified in Attachment A, the Option shall expire on the expiration date set forth on Attachment A hereto, but in no event later than the tenth (10th) anniversary of its Grant Date.

                                    ARTICLE 2
                                     VESTING

      Section 2.1 Vesting Schedule. Subject to the further provision of this Agreement, and unless the Option has earlier terminated pursuant to the provisions of the Agreement, Grantee shall become vested on the dates specified on Attachment A in a portion of the Option with respect to a percentage or number of the underlying shares in accordance with the vesting schedule specified on Attachment A; provided that Grantee shall have been in the continuous employ of the Corporation from the Grant Date through any such date.

                                    ARTICLE 3
                               EXERCISE OF OPTION

      Section 3.1 Exercisability of Option. No portion of the Option granted to Grantee shall be exercisable by Grantee prior to the time such portion of the Option has vested.

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      Section 3.2 Manner of Exercise. The Option may be exercised, in whole or in part, by delivering written notice to the Committee or any designee of the Committee. Such notice shall specify the number of shares of Common Stock subject to the Option as to which the Option is being exercised, and shall be accompanied by full payment of the Option Price of the shares of Common Stock as to which the Option is being exercised. Payment of the Option Price shall be made in cash (or cash equivalents acceptable to the Committee in the Committee's discretion). In the Committee's sole and absolute discretion, the Committee may authorize payment of the Option Price to be made, in whole or in part, by such other means as the Committee may prescribe. The Option may be exercised only in multiples of whole shares and no partial shares shall be issued. Notwithstanding anything to the contrary herein, the minimum number of shares that may be purchased upon an exercise of the Option is the lesser of 100 shares or the number of shares subject to the vested portion of the Option.

      Section 3.3 Issuance of Shares and Payment of Cash upon Exercise. Upon exercise of the Option, in whole or in part, in accordance with the terms of the Agreement and upon payment of the Option Price for the shares of Common Stock as to which the Option is exercised, the Corporation shall issue to Grantee or, in the event of Grantee's death, to Grantee's executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and nonassessable Common Stock. The stock certificates for any shares of Common Stock issued hereunder shall, unless such shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares.

                                    ARTICLE 4
                            TERMINATION OF EMPLOYMENT

      Section 4.1 Unvested Portion. Subject to the further provision of this Agreement, and unless the Option has earlier terminated pursuant to the provisions of this Agreement, the unvested portion of the Option shall terminate upon termination of Grantee's employment with the Corporation and all of the Corporation's subsidiaries for any reason. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if such termination occurs as a result of the Company terminating the employment of the Grantee prior to January 2, 2009 against his will and without Cause (as defined in the Grantee's employment agreement dated as of January 1, 2006), or the Grantee terminating his employment prior to January 2, 2009 for Good Reason (as defined in the Grantee's employment agreement dated as of January 1, 2006), the Option shall be fully vested and exercisable and shall remain exercisable for the remainder of the term set forth in Section 1.2 hereof. Furthermore, the foregoing provisions of this Section 4.1 shall be subject to the provisions of Section 21 of the Grantee's employment agreement dated as of January 1, 2006.

      Section 4.2 Termination of Employment for Good Reason, Involuntarily by the Corporation, For Cause by the Corporation or Voluntarily by Grantee Other Than Termination of Employment by Death or Disability. Unless the Option has earlier terminated pursuant to the provisions of this Agreement, the vested portion of the


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Option granted to Grantee shall terminate in its entirety, regardless of whether the Option is vested in whole or in part, at the end of the stated term of the Option. Grantee may exercise all or any part of the Option that was vested as of the date of termination (including any part of the Option as to which vesting was accelerated by, or in connection with, such termination) after the date of termination but no later than the earlier of ninety (90) days following such date of termination (the "Ninety Day Period") or the end of the stated term of the Option. Failure to exercise the Option within the Ninety Day Period shall render the Option a non-qualified stock option, and the Option shall remain exercisable as such in accordance with the terms of this Agreement.

      Section 4.3 Upon Grantee's Death. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, upon Grantee's death, Grantee's executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, as the case may be, may exercise all or any part of the Option that was vested as of the date of death no later than the earlier of twelve (12) months following such date of termination (the "Twelve Month Period") or the end of the stated term of the Option. Failure to exercise the Option within the Twelve Month Period shall render the Option a non-qualified stock option, and the Option shall remain exercisable as such in accordance with the terms of this Agreement.

      Section 4.4 Termination of Employment by Reason of Disability. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, in the event that Grantee ceases, by reason of Disability, to be an employee of the Corporation, all or any part of the Option that was vested as of the date of termination of employment may be exercised in whole or in part at any time until the earlier of the end of the Twelve Month Period or the end of the stated term of the Option. For purposes of this Agreement, Disability shall be as defined in Code Section 22(e)(3) and shall be determined by the Committee, with its determination on the matter being final and binding. Failure to exercise the Option within the Twelve Month Period shall render the Option a non-qualified stock option, and the Option shall remain exercisable as such in accordance with the terms of this Agreement.

                                    ARTICLE 5
                                  MISCELLANEOUS

      Section 5.1 Non-Guarantee of Employment. Nothing in the Plan or the Agreement shall be construed as a contract of employment between the Corporation (or any affiliate) and Grantee, or as a contractual right of Grantee to continue in the employ of the Corporation or an affiliate, or as a limitation of the right of the Corporation or an affiliate to discharge Grantee at any time.

      Section 5.2 No Rights of Stockholder. Grantee shall not have any of the rights of a stockholder with respect to the shares of Common Stock that may be issued upon the exercise of the Option until such shares of Common Stock have been issued to him upon the due exercise of the Option.


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      Section 5.3 Withholding of Taxes. The Corporation or any affiliate shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of shares of Common Stock) due Grantee the amount of any federal, state or local taxes required by law to be withheld as the result of the exercise of the Option; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Committee may require Grantee to make a cash payment to the Corporation or an affiliate equal to the amount required to be withheld. If Grantee does not make such payment when requested, the Corporation may refuse to issue any Common Stock certificate under the Plan until arrangements satisfactory to the Committee for such payment have been made.

      Section 5.4 Nontransferability of Option. Other than by will or the laws of descent and distribution, the Option shall be nontransferable. During any period Grantee is under a legal disability, Grantee's guardian or legal representative may exercise all or any portion of the vested Option on behalf of Grantee.

      Section 5.5 Notice of Disqualifying Disposition. Grantee agrees to notify the Committee in writing within ten (10) business days after making a Disqualifying Disposition (as defined below) of any Common Stock acquired pursuant to the exercise of the Option granted hereunder. A Disqualifying Disposition is any disposition (including any sale) of the Common Stock acquired upon the exercise of the Option before the later of (i) two (2) years after the date Grantee was granted the Option hereunder or (ii) one (1) year after the date Grantee acquired the Common Stock by exercising the Option granted hereunder. If Grantee dies before such Common Stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

      Section 5.6 Agreement Subject to Grantee's Employment Agreement and the Corporation's Charter and Bylaws. This Agreement is subject to Grantee's Employment Agreement and the Charter and Bylaws of the Corporation, and any applicable Federal or state laws, rules or regulations, including without limitation, the laws, rules, and regulations of the State of Delaware.

      Section 5.7 Gender. As used herein, the masculine shall include the feminine as the circumstances may require.

      Section 5.8 Headings. The headings in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

      Section 5.9 Notices. All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to Grantee at the address contained in the records of the Corporation, or addressed to the Committee, care of the Corporation for the attention of its Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.


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      Section 5.10 Entire Agreement; Modification. The Agreement and Grantee's
Employment Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, Grantee's Employment Agreement or in a written document signed by each of the parties hereto.

      Section 5.11 Conformity with Plan and Grantee's Employment Agreement. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference and Grantee's Employment Agreement. Unless stated otherwise herein, capitalized terms in this Agreement shall have the same meaning as defined in the Plan. Inconsistencies between this Agreement and the Plan or Grantee's Employment Agreement shall be resolved in accordance with the terms of the Plan and Grantee's Employment Agreement provided however that the Option granted pursuant to this Agreement is not transferable by Grantee other than by will or the laws of descent and distribution, and the Option is exercisable during Grantee's lifetime only by Grantee notwithstanding any provision of the Plan or Grantee's Employment Agreement to the contrary. In the event of any ambiguity in the Agreement which is not clarified in Grantee's Employment Agreement or any matters as to which the Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan and Grant Agreements related thereto, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. Grantee acknowledges by signing this Agreement that he has received and reviewed a copy of the Plan.

      IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

                        NASTECH PHARMACEUTICAL COMPANY INC.

                        By:  /s/ Steven C. Quay
                             --------------------------------------------------
                             Name: Steven C. Quay
                             Title: Chairman, President and CEO




                        GRANTEE

                        /s/ Philip C. Ranker
                        -------------------------------------------------------
                        Philip C. Ranker
                        Chief Financial Officer


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                                  ATTACHMENT A

Grant Date:                               January 1, 2006

Number of Options:                        17,080 ("Total Shares")

Exercise Price:                           $14.72 per share

Vesting Schedule:

Portion of Total Shares       Vesting Date
-----------------------       ------------
3,658                         January 1, 2007

6,711                         January 1, 2008

6,711                         January 1, 2009


Expiration Date:              January 1, 2016